Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated 27 July 2004 accompanying the consolidated financial statements of On Demand Distribution Limited included in Loudeye Corp.’s Form 8-K/A filed with the Securities and Exchange Commission (the “Commission”) on September 7, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Loudeye Corp. on Forms S-3 (File No. 333-113983, initially filed with the Commission on March 26, 2004 and File No. 333-109174, initially filed with the Commission on September 26, 2003) and on Forms S-8 (File No. 333-58980 initially filed with the Commission on April 16, 2001, File No. 333-55508 initially filed with the Commission on February 13, 2001, and File No. 333-32560 initially filed with the Commission on March 15, 2000).

GRANT THORNTON UK LLP
Bristol
England

September 7, 2004